Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

May 7, 2025

Fiserv, Inc.,

600 N. Vel R. Phillips Avenue,

Milwaukee, Wisconsin 53203,

Fiserv Funding Unlimited Company,

10 Hanover Quay,

Dublin, Ireland D02 K510.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of €750,000,000 aggregate principal amount of the 2.875% Senior Notes due 2028 (the “2028 Notes”), €775,000,000 aggregate principal amount of the 3.500% Senior Notes due 2032 (the “2032 Notes”) and €650,000,000 aggregate principal amount of the 4.000% Senior Notes due 2036 (the “2036 Notes” and, together with the 2028 Notes and the 2032 Notes, the “Notes”) of Fiserv Funding Unlimited Company, an Irish private unlimited company (“Fiserv Funding”), and the related guarantees thereof (the “Guarantees” and, together with the Notes, the “Securities”) of Fiserv, Inc., a Wisconsin corporation (the “Company”), we, as the Company’s counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that (i) the Notes constitute valid and legally binding obligations of Fiserv Funding and (ii) the Guarantees constitute valid and legally binding obligations of the Company, in each case, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Fiserv, Inc. Fiserv Funding Unlimited Company	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Wisconsin law, we note that you have received an opinion, dated May 7, 2025, of Eric Nelson, the Company’s SVP, General Counsel and Secretary, and with respect to all matters of Irish law, we note that you have received an opinion, dated May 7, 2025, of DLA Piper Ireland LLP, Fiserv Funding’s outside counsel.

In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is an existing corporation in good standing under Wisconsin law, that Fiserv Funding is an existing private unlimited company in good standing under Irish law, that the Notes have been duly authorized, executed and delivered by Fiserv Funding under Irish law and the Guarantees have been duly authorized, and the endorsements thereof duly executed and delivered, by the Company under Wisconsin law.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture, dated as of April 24, 2025, among Fiserv Funding, the Company and U.S. Bank Trust Company, National Association (the “Trustee”), and each of the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture, each dated as of May 7, 2025, among Fiserv Funding, the Company and the Trustee, have been duly authorized, executed and delivered by the parties thereto, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Notes and Guarantees” in the Prospectus Supplement relating to the Securities, dated as of April 29, 2025. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP